Exhibit 10(O)

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

ONE-YEAR PERFORMANCE

STOCK UNIT AWARD AGREEMENT

AGREEMENT, effective as of [DATE] (the “Award Date”) by and between CARPENTER TECHNOLOGY CORPORATION (the “Company”) and [                                ] (the “Participant”). Capitalized terms that are not defined in this Agreement have the same meaning as defined in the CARPENTER TECHNOLOGY CORPORATION STOCK-BASED INCENTIVE COMPENSATION PLAN FOR OFFICERS AND KEY EMPLOYEES (the “Plan”), a copy of which is attached. The terms, conditions and provisions of the Plan are   applicable to this Award Agreement and are incorporated by reference.

1.  Grant of Award. Participant has been granted an Award of Performance Stock Units under the Plan comprised of an aggregate of the number of Performance Stock Units set forth below (collectively, the “Units”).

2.  Performance Goal.  Performance Stock Units awarded hereunder shall become Earned Units based on the attainment of the Performance Goals during the Performance Period, both as  set forth on Schedule A, provided that the Participant remains continuously employed by the Company or a Subsidiary throughout the Performance Period, except as otherwise provided in Section 5 hereof. Any Performance Stock Units which do not become Earned Units shall be forfeited.

3.  Duration of Restriction Period.  Earned Units are subject to forfeiture if the Participant does not remain continuously employed by the Company or its Subsidiaries throughout the Restriction Period, except as provided in Section 5 hereof.  The Restriction Period with respect to the Earned Units will commence on the first day of the Performance Period and shall lapse on                        , 20      for 50% of the Earned Units and                     , 20          for the remainder of the Earned Units.

4.  Conditions of Forfeiture. Subject to the provisions of Section 5 hereof, the Units are subject to forfeiture by Participant at any time during the applicable Restriction Period immediately upon termination of Participant’s employment with the Company and its Subsidiaries.  Upon any such forfeiture, all rights of Participant with respect to the forfeited Units shall terminate and Participant shall have no further interest of any kind therein.

5.  Lapse of Restrictions on Death, Disability or Retirement.

(a).  During the Performance Period.  Notwithstanding any provision hereof to the contrary, in the event of termination of Participant’s employment prior to the end of the Performance Period by reason of (i) death, (ii) Disability or (iii) unless otherwise determined by the Committee, Retirement, the Units shall not be forfeited and the Participant shall be vested in not less than a pro rata portion of the Units that become Earned Units at the expiration of the Performance Period, based on the number of days during the applicable Restriction Period during which the Participant was employed.  Upon a Participant’s Retirement all unvested Earned Units shall be forfeited; provided however, that the Committee reserves the right to vest unvested Earned Units.

(b).  Following the Performance Period.   Notwithstanding any provision hereof to the contrary, in the event of termination of Participant’s employment after the expiration of the Performance Period but prior to the end of the Restriction Period by reason of (i) death, or (ii) Disability the Earned Units will not be forfeited and the Participant shall become vested with respect to the Earned Units on the same date as such death or Disability.  Unless otherwise determined by the Committee, in the event of a Participant’s Retirement after the expiration of the Performance Period  but prior to the end of the Restriction Period, the Participant shall be vested in not less than a pro rata portion of the Earned Units subject to such Restriction Period based on the number of days during the applicable Restriction Period during which the Participant was employed.  Upon a Participant’s Retirement all unvested Earned Units shall be forfeited; provided however, that the Committee reserves the right to vest unvested Earned Units.

6.  Time and Form of Payment. Payment of vested Earned Units shall be made as soon as practicable (but not later than 30 days) following the close of a Restriction Period or, if earlier, within 30 days following the earlier of the Participant’s death, Disability or Retirement that constitutes a “Separation from Service” within the meaning of Code Section 409A; provided that if such death, Disability or Retirement occurs during the Performance Period, payment of the vested Earned Units shall be made within ninety (90) days following the end of the Performance Period. Notwithstanding the foregoing, a Participant may, on or before the date which is at least six (6) months prior to the expiration of the Performance Period, make an election to defer receipt of any payment with respect to the Earned Units in accordance with the provisions of Section 6.4 of the Plan.  Unless otherwise elected by a Participant in accordance with the immediately following sentence, payment shall be in the form of a number of shares of Common Stock equal to the number of Earned Units subject hereto.   A Participant may elect, in the form and manner specified by the Company and on or before the earlier of the last day of the fiscal year of the Company in which this Award is granted to the Participant and the date which is at least six (6) months prior to the expiration of the Performance Period, to receive payment in the form of cash in an amount equal to the Fair Market Value of a share of Common Stock as of the date of payment, multiplied by the number of Earned Units subject hereto.  To be eligible to make a cash election, the Participant must at the time of the election meet the minimum applicable holding requirement under the Company’s equity ownership guidelines. Any such elections will be made in the form and manner specified by the Company and consistent with the Plan.

Notwithstanding anything herein to the contrary, if the Participant’s Award is subject to the application of Code Section 409A and if the Participant is a “Specified Employee” within the meaning of Code Section 409A and the Treasury regulations and other guidance thereunder, the Participant may not receive payment with respect to any Earned Units that are payable as a result of the Participant’s separation from service, earlier than 6 months following the Participant’s separation from service, except that in the event of the Participant’s earlier death, such Earned Units shall be paid within 30 days after the Company receives notice of the Participant’s death.

7. Voting Rights. The Participant will not have the right to vote with respect to the Units prior to payment of Common Stock in satisfaction of the Earned Units.

8. Dividend Equivalencies. Upon the payment of dividends on Common Stock prior to payment of Common Stock in satisfaction of the Earned Units, the Company will, within 30 days following the date the dividend was paid to the holders of the Company’s Common Stock, pay to the Participant a dividend equivalent provided that the Participant was employed  by the Company on the date the dividend was paid to holders of the Company’s Common Stock.

9. Change in Control. Upon the occurrence of a Change in Control, any remaining conditions on forfeiture with respect to the Units shall immediately lapse and the Performance Goals will be deemed satisfied at the target level of performance pursuant to Section 8 of the Plan.

10. Tax Withholding. Participant authorizes the Company to deduct, to the extent required by statute or regulation, from payments of any kind due to Participant or anyone claiming through Participant, the aggregate amount of any federal, state, local or other taxes required to be withheld in respect of any present or future Award under the Plan.

11. Non-competition Covenant. This Section 11 shall be and become effective upon the Participant’s termination of Company employment or otherwise at the Committee’s (as defined in the Plan) discretion.

(a). Participant’s Promises. Participant shall not for a period of eighteen (18) months after termination of Company employment, either himself/herself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee, consultant or independent contractor of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Company as of the date the Participant’s Company employment ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Participant’s termination of Company employment a customer, vendor or contractor of the Company; or (iii) solicit any employee of the Company to terminate his or her employment with the Company for purposes of hiring such employee or hire any person who is an employee of the Company.

(b).  Remedies. Participant acknowledges and agrees that in the event that Participant breaches any of the covenants in this Section 11, the Company will suffer immediate and irreparable harm and injury for which the Company will have no adequate remedy at law. Accordingly, in the event that Participant breaches any of the covenants in Section 11, the Company shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Company. In addition to the other remedies in this Section to which the Company may be entitled, the Company shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

12. Severability. The covenants in this Agreement are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified to the extent necessary to cure such invalidity or unenforceability and all other covenants and provisions shall remain valid and enforceable.

13. Notices to Participant. Any notices or deliveries to Participant hereunder or under the Plan shall be directed to Participant at the address reflected for Participant on the Company’s payroll records or at such other address as Participant may designate in writing to the Company.

14. Binding Effect. Subject to the terms of the Plan, this Agreement shall be binding upon and inure to the benefit of the Company and its assigns, and Participant, his/her heirs and personal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.

CARPENTER TECHNOLOGY CORPORATION

By:	Date:
William A. Wulfsohn
President and Chief Executive Officer

PARTICIPANT

Date:

Number of Award Units:

[UP TO [MAX NUMBER] AS DETERMINED PURSUANT TO SCHEDULE A]

SCHEDULE A

PERFORMANCE GOALS AND PERFORMANCE PERIOD

Performance Period                                     Fiscal Year 20

Performance Goals                                        The number of Performance Stock Units that become Earned Units is determined based on the level of achievement during the Performance Period based on the following metric(s):

Earned Units
Metric	Threshold (25%)	Target (50%)	Maximum (100%)